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                                                                  Exhibit 10-c-3

                               ARVINMERITOR, INC.
                            2004 DIRECTORS STOCK PLAN
                         RESTRICTED SHARE UNIT AGREEMENT

TO: [     ]

      In accordance with Section 6 of the 2004 Directors Stock Plan (the "Plan") of ArvinMeritor, Inc. (the "Company"), you have been awarded _____ restricted share units ("Restricted Share Units") under the Plan (the "Award"). By accepting such Award, you agree to the terms and conditions of this restricted share unit agreement ("Agreement"). Each Restricted Share Unit represents a right to receive one share of common stock, par value $1.00 per share, of the Company (the "Common Stock") in the future.

      The Restricted Share Units have been granted to you upon the following terms and conditions:

1. Vesting of Restricted Share Units

      The Restricted Share Units shall vest and be paid or settled after the earliest of (i) [insert date six years after date of grant], (ii) ten days after you retire from the Board after reaching age 72 and having served at least three years as a director or (iii) the date you resign from the Board or cease to be a director by reason of the antitrust laws, compliance with the Company's conflict of interest policies, death, disability or other circumstances that the Board determines not to be adverse to the best interests of the Company. If you cease to be a director prior to [insert date six years after date of grant] for any reason other than as described in clause (ii) or clause (iii) above, the Restricted Share Units will terminate and all of your right, title and interest thereunder will be forfeited.

2. Payment of Restricted Share Units; Issuance of Common Stock

      Upon vesting of the Award, the Company will deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Share Units by bequest or inheritance) upon satisfaction of any required tax withholding obligations one share of Common Stock in respect of each Restricted Share Unit. No shares of Common Stock shall be issued to you at the time the Award is made, and you will not have any rights as a shareowner with respect to the Restricted Share Units until the shares of Common Stock have been delivered to you.

3. Restricted Share Unit Account

      The Company will maintain an account on your behalf to record any and all Restricted Share Units awarded to you, until the Restricted Share Units are paid or settled or otherwise forfeited.

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4. Dividend Equivalents

      From the date of grant until payment and settlement thereof in accordance with the terms of this Agreement and the Plan, you will be entitled to receive dividend equivalents in respect of each Restricted Share Unit in an amount equal to the amount or value of any cash or other dividends or distributions payable on an equivalent number of shares of Common Stock. The dividend equivalents shall accrue and be paid in cash, together with interest thereon accruing quarterly at an annual rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury, at the time the Common Stock is issued in respect of each Restricted Share Unit. No dividend equivalents shall be payable in respect of any Restricted Share Units that are terminated pursuant to the terms of this Agreement and the Plan.

5. Deferral Election

      You may elect, by means of a written election delivered to the Company not later than twelve months before the Award vests, to defer to a date specified in the election the issuance and delivery of all or any portion of the shares of Common Stock otherwise issuable upon vesting of the Restricted Share Units together with any dividend equivalents relating thereto.

6. Transferability

      The Award is not transferable by you otherwise than by will or by the laws of descent and distribution.

7. Withholding

      The Company shall have the right, in connection with the delivery of the Common Stock and any dividend equivalents in respect of the Restricted Share Units subject to this Agreement, to (i) deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the shares of Common Stock and any dividend equivalents an amount equal to any taxes required to be withheld by law with respect to such delivery, (ii) require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld or (iii) sell such number of the shares of Common Stock as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

8. Applicable Law

      This Agreement and the Company's obligation to deliver shares of Common Stock upon payment or settlement of Restricted Share Units and any dividend equivalents hereunder shall be governed by and construed and enforced in accordance with the laws of Delaware and the federal laws of the United States.

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9. Conflicts

      The Award is subject to the terms of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern.

Dated:

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